UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2014

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2014, the registrant announced that Ms. Belinda Wang has resigned as the registrant’s Co-President and Chief Operating Officer, effective March 31, 2014. In order to assist with the transition of areas of the registrant’s business that had been within Ms. Wang’s areas of responsibility, Ms. Wang has agreed to continue to serve as a consultant to the registrant from April 1, 2014 through December 31, 2014, providing advisory services regarding management of the registrant’s operations in portal, marketing, public relations, mobile and auto. Under the terms of the consultancy arrangement, the registrant will pay Ms. Wang RMB 100,000, or approximately $16,260, per month, and Ms. Wang will be eligible for a bonus for the 2013 fiscal year if and to the extent that the registrant’s Board of Directors determines that the bonus has been earned by Ms. Wang based on the registrant’s and Ms. Wang’s performance for 2013. In addition, the registrant and Ms. Wang have agreed that, until she receives written notice from the registrant that she may do so, Ms. Wang will not exercise vested options for the purchase of 312,500 ordinary shares of Fox Video Limited (“Sohu Video”), the holding entity of the registrant’s video division, that represent approximately 0.125% Sohu Video on a fully-diluted basis and that such options will be exercisable by Ms. Wang at any time within 90 days after the registrant first gives such notice to Ms. Wang. Such vested options previously would have been exercisable only for 90 days after the end of Ms. Wang’s employment with the registrant.

A copy of a press release issued by the registrant regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated March 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: March 5, 2014	SOHU.COM INC.

	By:	/S/ CAROL YU
Carol Yu

Co-President and Chief Financial Officer

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